Exhibit 10.1(g)

AMENDMENTS TO THE
1985 LONG-TERM INCENTIVE PLAN OF
LONE STAR TECHNOLOGIES, INC.
ADOPTED ON MAY 13, 2003

Section 3 of the Plan is amended by amending the first sentence of said Section to read as follows (the new language is in bold type):  “The aggregate number of shares of stock which may be issued under the Plan shall not exceed six million seven hundred thousand (6,700,000) shares of Common Stock.”

Section 5 of the Plan is amended by amending the second sentence of said Section to read as follows (the new language is in bold type):  “The aggregate number of shares with respect to which Options and stock appreciation rights can be granted under Sections 5 and 9 of the Plan to any one individual during any calendar year shall not exceed 300,000 subject to adjustment pursuant to Section 14 hereof.”

Section 8 of the Plan is amended by amending the first three sentences of said Section to read as follows (the new language is in bold type):

“Non-executive directors shall not be eligible to participate in the Plan beyond the granting of Options; further, not more than 1,650,000 shares of Common Stock may be issued under Options awarded to non-executive directors.  Only shares of Common Stock issued upon exercise of Options which, when granted, were granted to individuals who were at the time non-executive directors shall be deemed ‘issued under Options awarded to non-executive directors.’  Shares issued to non-executive directors under Options granted when they were participants shall not count towards the 1,650,000 share limitation provided in this Section.”